Exhibit 99.1

Press Release

BayCom Corp Reports 2025 Fourth Quarter Earnings of $6.9 Million

WALNUT CREEK, CA, January 22, 2026--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.9 million, or $0.63 per diluted common share, for the fourth quarter of 2025, compared to earnings of $5.0 million, or $0.46 per diluted common share, for the third quarter of 2025 and $6.1 million, or $0.55 per diluted common share, for the fourth quarter of 2024.

Net income for the fourth quarter of 2025 increased $1.9 million, or 37.0%, compared to the third quarter of 2025. This increase was primarily the result of a $2.7 million decrease in provision for credit losses and a $1.6 million increase in net interest income, partially offset by a $1.4 million decrease in noninterest income, primarily due to changes in equity securities valuations, an $885,000 increase in provision for income taxes, and a $220,000 increase in noninterest expense. Compared to the fourth quarter of 2024, net income increased $738,000, or 12.1%, primarily as a result of a $1.4 million increase in net interest income and a $798,000 increase in noninterest income, partially offset by a $653,000 increase in provision for credit losses, reflecting a provision in the current quarter compared to a reversal in the prior-year quarter, a $648,000 increase in provision for income taxes, and a $190,000 increase in noninterest expense.

Net income for the year ended December 31, 2025 increased $317,000, or 1.3%, compared to the year ended December 31, 2024, primarily as a result of a $3.3 million increase in net interest income and a $278,000 decrease in noninterest expense, partially offset by a $2.8 million increase in provision for credit losses, a $291,000 decrease in noninterest income and a $180,000 increase in provision for income taxes.

George Guarini, President and Chief Executive Officer, commented, “Our financial results for the fourth quarter and full year 2025 reflect a continuing trend of growth in core lending activity and improvement in net interest income, supported by disciplined balance sheet management. Net interest income increased both quarter over quarter and year over year, while full-year noninterest expense declined, reflecting our ongoing focus on operating efficiency. We also took steps in 2025 to strengthen our balance sheet by repaying our subordinated debt and increasing our loan loss reserves. These actions were taken to enhance our financial flexibility and prudently position the Company amid economic and interest rate uncertainty. Overall, our financial condition remains strong, and our earnings remain steady.”

Looking ahead, Guarini added, “We are optimistic that 2026 will see a continuing demand for lending and expect credit quality to remain stable. We believe that continued focus on disciplined loan growth, prudent credit risk management, and expense control will support earnings performance and further strengthen our overall financial position. We remain committed to enhancing shareholder value through share repurchases and cash dividends, while continuing to provide exceptional value to our clients, communities and shareholders.”

Fourth Quarter Performance Highlights:

●	Annualized net interest margin was 4.03% for the current quarter, up from 3.68% the preceding quarter and 3.80% the same quarter a year ago.
●	Annualized return on average assets was 1.05% for current quarter, up from 0.75% the preceding quarter and 0.94% the same quarter a year ago.
●	Total assets remained steady at $2.6 billion at both December 31, 2025 and September 30, 2025, compared to $2.7 billion at December 31, 2024.
●	Loans, net of deferred fees, totaled $2.1 billion at December 31, 2025, compared to $2.0 billion at both September 30, 2025 and December 31, 2024.

●	Nonperforming loans totaled $13.4 million or 0.65% of total loans, at December 31, 2025, compared to $13.9 million, or 0.68% of total loans, at September 30, 2025, and $9.5 million, or 0.48% of total loans, at December 31, 2024.
●	The allowance for credit losses for loans totaled $21.2 million, or 1.03% of total loans outstanding, at December 31, 2025, compared to $20.8 million, or 1.02% of total loans outstanding, at September 30, 2025, and $17.9 million, or 0.92% of total loans outstanding, at December 31, 2024.
●	A $250,000 provision for credit losses was recorded during the current quarter, compared to a $2.9 million provision for credit losses in the prior quarter, and a $403,000 reversal of provision for credit losses in the same quarter a year ago.
●	Deposits totaled $2.2 billion at December 31, 2025, September 30, 2025, and December 31, 2024. At December 31, 2025, noninterest-bearing deposits totaled $578.1 million, or 26.1% of total deposits, compared to $618.1 million, or 27.7% of total deposits, at September 30, 2025, and $689.0 million, or 30.8% of total deposits, at December 31, 2024.
●	The Company repurchased 29,111 shares of common stock at an average cost of $27.75 per share during the fourth quarter of 2025, compared to 33,300 shares of common stock repurchased at an average cost of $27.29 per share during the third quarter of 2025, and 1,500 shares of common stock repurchased at an average cost of $24.28 per share during the fourth quarter of 2024.
●	On November 20, 2025, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.30 per share, which was paid on January 9, 2026 to shareholders of record as of December 11, 2025.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at December 31, 2025.

Earnings

Net interest income increased $1.6 million, or 6.8%, to $25.0 million for the fourth quarter of 2025 from $23.4 million for the prior quarter, and increased $1.4 million, or 6.1%, from $23.6 million for the same quarter a year ago. The increase from the prior quarter was primarily driven by an increase in interest income on loans, including fees, a decrease in interest expense on subordinated debt, and a decrease in interest expense on deposits. These changes were partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks, and to a lesser extent a decrease in interest income on investment securities.

The increase in net interest income compared to the same quarter in 2024 primarily reflects an increase in interest income on loans, including fees, a decrease in interest expense on subordinated debt, and a decrease in interest expense on deposits. These changes were partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks. Average interest-earning assets decreased $60.8 million, or 2.4%, compared to the third quarter of 2025, and $3.4 million, or 0.1%, compared to the fourth quarter of 2024.

The average yield earned (annualized) on interest earning assets for the fourth quarter of 2025 was 5.53%, up from 5.49% for the third quarter of 2025 and 5.50% for the fourth quarter of 2024. The increase from the prior quarter reflects higher average yields on loans and, to a lesser extent, investments, partially offset by a lower average yield on interest-bearing balances in banks. The increase from the fourth quarter of 2024 reflects the repricing of adjustable-rate loans to higher rates, as well as the origination of new loans at higher rates, partially offset by a lower average yield on interest-bearing balances in banks.

The average rate paid (annualized) on interest-bearing liabilities decreased to 2.28% for the fourth quarter of 2025, down from 2.73% for the prior quarter and 2.58% for the fourth quarter of 2024. The decrease in funding costs was primarily due to the acceleration of amortization of deferred debt issuance costs related to the early redemption of subordinated debt during the third quarter of 2025 and lower rates paid on premium money market and time deposits. The decline in deposit rates reflects moderating competitive pricing in the deposit market and the repricing of maturing time deposits at lower market rates as short-term interest rates stabilized during the quarter. The decrease in funding costs from the fourth quarter of 2024 was due to the pay-off of the subordinated debt and lower rates paid on premium money market and time deposits, reflecting similar market-driven repricing conditions.

Interest income on loans, including fees, increased $583,000, or 2.0%, to $29.8 million for the three months ended December 31, 2025, from $29.2 million for the prior quarter, primarily due to a $26.1 million increase in the average balance of loans and a four basis point increase in the average loan yield. Interest income on loans, including fees, increased $2.2 million, or 8.1%, for the three months ended December 31, 2025, from $27.6 million for three months ended December 31, 2024, primarily due to a $132.3 million increase in the average balance of loans and a five basis point increase in the average loan yield. The average balance of loans was $2.1 billion for the fourth and third quarters of 2025, compared to $1.9 billion for the fourth quarter of 2024. The average yield on loans was 5.74% for the fourth quarter of 2025, compared to 5.70% for the third quarter of 2025 and 5.69% for the fourth quarter of 2024.

Interest income on loans also included $58,000 in accretion of the net discount on acquired loans for the three months ended December 31, 2025, compared to $155,000 and $51,000 for the three months ended September 30, 2025 and December 31, 2024, respectively. Accretion of the net discount had minimal impact on the average loan yield during these periods. The balance of the net discounts on these acquired loans totaled $87,000, $146,000, and $326,000 at December 31, 2025, September 30, 2025, and December 31, 2024, respectively. Interest income also included fees related to prepayment penalties of $209,000 for the three months ended December 31, 2025, compared to $119,000 and $264,000 for the three months ended September 30, 2025 and December 31, 2024, respectively.

Interest income on investment securities decreased $72,000, or 3.1%, to $2.2 million for the three months ended December 31, 2025, compared to $2.3 million for the three months ended September 30, 2025, and decreased $207,000, or 8.4%, from $2.5 million for the three months ended December 31, 2024. The average yield on investment securities increased one basis point to 4.61% for the three months ended December 31, 2025, compared to 4.60% for the three months ended September 30, 2025, and decreased six basis points from 4.67% for the three months ended December 31, 2024. The decrease from the same quarter a year ago was due to paydowns and calls on higher variable-rate securities and rate resets on variable rate securities. The average balance of investment securities totaled $193.1 million for the three months ended December 31, 2025, compared to $199.8 million and $208.9 million for the three months ended September 30, 2025 and December 31, 2024, respectively. In addition, for the three months ended December 31, 2025, we received $386,000 in cash dividends on our FRB and FHLB stock, compared to $401,000 for the three months ended September 30, 2025 and $394,000 for the three months ended December 31, 2024.

Interest income on federal funds sold and interest-bearing balances in banks decreased $1.1 million, or 36.6%, to $1.9 million for the three months ended December 31, 2025, compared to $3.0 million for the three months ended September 30, 2025, as a result of decreases in both the average balance and average yield. It decreased $1.8 million, or 48.7%, from $3.7 million for the three months ended December 31, 2024, also due to decreases in both the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased 46 basis points to 3.98% for the three months ended December 31, 2025, compared to 4.44% for the three months ended September 30, 2025, and decreased 81 basis points from 4.79% for the three months ended December 31, 2024, reflecting decreases in Federal Reserve policy rates. The average balance of federal funds sold and interest-bearing balances in banks totaled $190.8 million for the three months ended December 31, 2025, compared to $269.8 million and $309.6 million for the three months ended September 30, 2025 and December 31, 2024, respectively.

Interest expense decreased $2.2 million, or 19.1%, to $9.3 million for the three months ended December 31, 2025, compared to $11.5 million for the three months ended September 30, 2025, and decreased $1.2 million, or 11.6%, compared to $10.6 million for the three months ended December 31, 2024. The decrease in interest expense compared to both the prior quarter and the same quarter of 2024 primarily reflects the Company’s redemption of all outstanding subordinated debt, resulting in lower interest expense. For the third quarter of 2025, interest expense on subordinated debt included $835,000 of amortized debt issuance costs recognized in connection with the Company’s redemption of all outstanding subordinated debt. The average cost of interest-bearing liabilities for the fourth quarter of 2025 was 2.28%, down from 2.73% for the third quarter of 2025 and 2.58% for fourth quarter of 2024.

Interest expense on deposits decreased $626,000, or 6.4%, to $9.2 million for the three months ended December 31, 2025, compared to $9.8 million for the three months ended September 30, 2025, and decreased $312,000, or 3.3% compared to $9.5 million for the three months ended December 31, 2024. The decrease from the prior quarter was due to lower rates paid on money market and time deposits. Compared to the same quarter last year, the decrease also reflects lower rates on money market and time deposits, offset by competitive pricing pressures, and a shift in deposit mix from noninterest-bearing to higher-cost accounts. The average cost of deposits (including noninterest-bearing deposits) for the three months ended December 31, 2025 was 1.64%, down from 1.76% for the three months ended September 30, 2025 and 1.73% for the three months ended December 31, 2024. The average balance of deposits totaled $2.2 billion for the fourth quarter of 2025, consistent with both the third quarter of 2025 and the fourth quarter of 2024. The average balance of noninterest-bearing deposits decreased $11.8 million, or 1.9%, to $605.7 million for the three months ended December 31, 2025, compared to $617.5 million for the three months ended September 30, 2025, and decreased $13.6 million, or 2.2%, compared to $619.3 million for the three months ended December 31, 2024.

Annualized net interest margin was 4.03% for the fourth quarter of 2025, compared to 3.68% for the third quarter of 2025 and 3.80% for the fourth quarter of 2024. The average yield on interest-earning assets for the fourth quarter of 2025 increased four basis points and three basis points from the prior quarter and the fourth quarter of 2024, respectively. The average rate paid on interest-bearing liabilities decreased 45 basis points and 30 basis points from the prior quarter and the fourth quarter of 2024, respectively. The increase in net interest margin from the prior quarter and the same quarter a year ago reflects lower average costs of interest-bearing liabilities, particularly on money market and time deposits, and the redemption of subordinated debt. For the fourth quarter of 2025, the average yield on loans increased to 5.74%, contributing to the year-over-year improvement in asset yields.

The Company recorded a $250,000 provision for credit losses for the fourth quarter of 2025, compared to provisions of $3.0 million for the third quarter of 2025 and $403,000 reversal of provision for credit losses for the fourth quarter of 2024. The provision in the current quarter was due to loan growth and an increase in specific reserves. No net charge-offs were recorded in the fourth quarter of 2025, compared to net charge offs of $833,000 in the third quarter of 2025 and net recoveries of $3,000 in the fourth quarter of 2024.

Noninterest income for the fourth quarter of 2025 decreased $1.4 million, or 60.6%, to $885,000 compared to $2.2 million for the prior quarter of 2025, and increased $798,000, or 917.2%, compared to $87,000 for the fourth quarter of 2024. The decrease in noninterest income compared to the prior quarter of 2025 was primarily due to a $1.5 million swing in equity securities, which went from a gain of $771,000 in the third quarter of 2025 to a loss of $753,000 in the fourth quarter of 2025, reflecting negative fair value adjustments due to weaker market conditions. These decreases were partially offset by increases of $116,000 in gain on a Small Business Investment Company (“SBIC”) fund investment, $28,000 in service charges and other fees, $17,000 in gain on sale of loans, and $14,000 in loan servicing fees and other fees. The increase in noninterest income compared to the same quarter of 2024 was primarily due to a $456,000 decrease in loss on equity securities, resulting from smaller negative fair value adjustments due to changes in market conditions, a $375,000 decrease in loss on SBIC fund investment, a $24,000 increase in loan servicing fees and other fees, and a $17,000 increase in gain on sale of loans, partially offset by a $28,000 decrease in service charges and other fees.

Noninterest expense for the fourth quarter of 2025 increased $220,000, or 1.4%, to $16.2 million, compared to $15.9 million for the third quarter of 2025, and increased $190,000, or 1.2%, compared to $16.0 million for the fourth quarter of 2024. The increase from the prior quarter primarily reflects a $224,000 increase in salaries and employee benefits, resulting from higher incentive expense, and a $25,000 increase in data processing expense due to higher vendor costs. These increases were partially offset by a $15,000 decrease in other expense, primarily due to lower borrower default-related expense, as well as a $14,000 decrease in occupancy and equipment expense.

Compared to the fourth quarter of 2024, the increase in noninterest expense was primarily due to a $733,000 increase in salaries and employee benefits, resulting from higher incentive expense and increased base wages, and a $165,000 increase in data processing expense due to newly implemented services in 2025. These increases were partially offset by a $658,000 decrease in other expense and a $50,000 decrease in occupancy and equipment expense. The decrease in other expense was due to lower legal and professional service costs, reduced deposit premium amortization, and lower borrower default-related expenses. In addition, $400,000 in excess funds were returned to the Bank in the current quarter from a loss reserve account previously established under the California Capital Access Program (CalCAP), which supports small business lending by requiring contributions to a reserve fund that covers potential loan losses. These funds were no longer needed due to strong loan performance. No unused CalCAP funds were returned during the fourth quarter of 2024.

The provision for income taxes increased $885,000, or 51.1%, to $2.6 million for the fourth quarter of 2025, compared to $1.7 million for the third quarter of 2025 and increased $648,000, or 32.9%, from $1.9 million for the fourth quarter of 2024. The effective tax rate for the fourth quarter of 2025 was 27.6%, compared to 25.7% for the prior quarter of 2025 and 24.3% for the fourth quarter of 2024. The increase in the effective tax rate from the prior quarter primarily reflects true-up adjustments for state apportionment and other year-end adjustments. The increase from the fourth quarter of 2024 was due to true-up adjustments related to low-income housing tax credits and losses, along with other year-end adjustments.

Loans and Credit Quality

Loans, net of deferred fees, totaled $2.1 billion at December 31, 2025 and $2.0 billion at both September 30, 2025 and December 31, 2024. Loans increased $24.0 million from September 30, 2025, and $113.4 million from December 31, 2024. The increase in loans from September 30, 2025 was primarily due to $103.2 million of new loan originations and $6.4 million of loan purchases, partially offset by $82.5 million of loan repayments. During the current quarter, the Company sold loans totaling $1.8 million, of which are $1.5 million were nonperforming assets.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due totaled $13.4 million, or 0.65% of total loans, at December 31, 2025, compared to $13.9 million, or 0.68% of total loans, at September 30, 2025, and $9.5 million, or 0.48% of total loans, at December 31, 2024. The decrease in nonperforming loans from the prior quarter-end was primarily due to a $395,000 decrease in loans 90 days or most past due that were still accruing and in the process of collection, along with payoffs of two non-accrual loans totaling $3.8 million. These reductions were partially offset by three new commercial real estate loans totaling $1.7 million that were placed on non-accrual during the current quarter. The three new commercial real estate loans placed on non-accrual are secured by various types of real estate, and management believes the collateral coverage remains sufficient.

The majority of nonperforming loans remain concentrated in the commercial real estate portfolio, while consumer and other commercial loans continue to exhibit low levels of delinquencies. The allowance for credit losses continues to provide coverage for nonperforming loans, and the provision for credit losses recorded during the quarter reflects both the replenishment of the allowance and anticipated potential losses.

The portion of nonaccrual loans guaranteed by government agencies totaled $903,000 at December 31, 2025, compared to $946,000 at September 30, 2025, and $2.0 million at December 31, 2024. As of December 31, 2025, there were no loans 90 days or more past due that were still accruing and in the process of collection, compared to two such loans totaling $395,000 at September 30, 2025 and two such loans totaling $220,000 at December 31, 2024. Accruing loans past due 30- 89 days totaled $1.1 million at December 31, 2025, compared to $2.4 million at September 30, 2025, and $6.7 million at December 31, 2024. The $1.3 million decrease in accruing loans past due 30-89 days at December 31, 2025, as compared to September 30, 2025, was primarily due to two SBA commercial real estate loans totaling $1.3 million, which were 30-89 days past due at September 30, 2025, being placed on non-accrual during the current quarter.

At December 31, 2025, the Company’s allowance for credit losses for loans was $21.2 million, or 1.03% of total loans, compared to $20.8 million, or 1.02% of total loans, at September 30, 2025 and $17.9 million, or 0.92% of total loans, at December 31, 2024. We recorded no net charge-offs for the fourth quarter of 2025, compared to net charge-offs of $833,000 in the prior quarter, and net recoveries of $3,000 in the fourth quarter of 2024. The increase in the allowance for loan losses at December 31, 2025, as compared to September 30, 2025, was primarily attributable to an increase of $570,000 in specific reserves on individually evaluated loans, partially offset by a $160,000 decrease in the reserve for pooled loans. During the current quarter, the increase in specific reserves on individually evaluated loans was primarily due to increased impairment on one commercial real estate loan secured by retail property. The decrease in reserve for pooled loans reflected a lower forecasted national unemployment rate and a positive outlook for national gross domestic product, as compared to the prior quarter, partially offset by loan growth during the quarter. There were no changes in the risk levels of the qualitative factors.

As of December 31, 2025, acquired loans, net of discounts, totaled $123.6 million, with a remaining net discount on these loans of $87,000, compared to $134.1 million of acquired loans with a remaining net discount of $146,000 at September 30, 2025, and $163.5 million of acquired loans with a remaining net discount of $326,000 at December 31, 2024. The change in the net discount from September 30, 2025, was due to loan payoffs during the current quarter. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits decreased $14.4 million, or 0.6%, to $2.2 billion at December 31, 2025, compared to $2.2 billion at September 30, 2025, and decreased $20.4 million, or 0.9%, compared to $2.2 billion at December 31, 2024. During 2025, the overall deposit mix shifted, in part, due to interest-rate sensitive clients moving a portion of their non-operating deposit balances from lower cost deposits, including noninterest-bearing deposits, into higher cost money market accounts and time deposits. At December 31, 2025, noninterest-bearing deposits totaled $578.1 million, or 26.1% of total deposits, compared to $618.1 million, or 27.7% of total deposits, at September 30, 2025, and $689.0 million, or 30.8% of total deposits, at December 31, 2024.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep (ICS) product that allows customers to insure deposits above FDIC insurance limits. At December 31, 2025 and September 30, 2025, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $63,000 and $62,000, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at December 31, 2025, September 30, 2025 or December 31, 2024. The Bank also has Federal Funds lines with four correspondent banks, with an aggregate available commitment of $65.0 million at December 31, 2025. The Bank has approved discount window advances with the FRB of San Francisco secured by certain loan types. There were no amounts outstanding under these lines or borrowing facilities at December 31, 2025, September 30, 2025 or December 31, 2024.

At December 31, 2025, September 30, 2025, and December 31, 2024, the Company had outstanding junior subordinated deferrable interest debentures, net of fair value adjustments, assumed in connection with prior acquisitions totaling $8.7 million. During the third quarter of 2025, the Company redeemed all of the Company’s outstanding subordinated debt. Both at December 31, 2025 and September 30, 2025, the Company had no outstanding subordinated debt, compared to $63.7 million, net of issuance costs, at December 31, 2024.

At December 31, 2025, September 30, 2025 and December 31, 2024, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $338.6 million at December 31, 2025, compared to $334.3 million at September 30, 2025, and $324.4 million at December 31, 2024. The $4.3 million increase in shareholders’ equity from September 30, 2025, was primarily the result of net income of $6.9 million and $1.3 million in other comprehensive income, net of taxes, related mainly to changes in the unrealized gain on available-for-sale securities. These increases were partially offset by $3.3 million in accrued cash dividends payable during the quarter and $808,000 of stock repurchases. At December 31, 2025, a total of 202,444 shares remained available for repurchase under the Company’s current stock repurchase plan.

The $14.2 million increase in shareholders’ equity from December 31, 2024, was primarily the result of net income of $23.9 million and $6.4 million in other comprehensive income, net of taxes, related mainly to changes in the unrealized gain on available-for-sale securities. These increases were partially offset by $9.9 million in cash dividends accrued and paid and $6.9 million of stock repurchases.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: adverse economic conditions in the Company’s local market areas, other markets where the Company has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal responses, and their effect on consumer and business behavior; fiscal policy disputes or disruptions, including the effects of any federal government shutdown or delays in budget approvals; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; environmental, social and governance matters; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect financial markets, global supply chains, commodity prices, or economic activity; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on the Company’s website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024

Interest income
Loans, including fees	$29,803	$29,220	$27,559	$114,134	$104,062
Investment securities	2,243	2,315	2,450	9,418	8,980
Fed funds sold and interest-bearing balances in banks	1,913	3,017	3,731	10,272	17,079
FHLB dividends	254	253	249	1,004	1,011
FRB dividends	127	145	145	561	578
Total interest and dividend income	34,340	34,950	34,134	135,389	131,710
Interest expense
Deposits	9,150	9,777	9,462	36,819	36,139
Subordinated debt	—	1,571	891	3,354	3,567
Junior subordinated debt	185	193	207	762	863
Total interest expense	9,335	11,541	10,560	40,935	40,569
Net interest income	25,005	23,409	23,574	94,454	91,141
Provision (reversal) for credit losses	250	2,973	(403)	4,068	1,265
Net interest income after provision for credit losses	24,755	20,436	23,977	90,386	89,876
Noninterest income
Gain on sale of loans	17	—	—	268	287
(Loss) gain on equity securities	(753)	771	(1,209)	(230)	463
Service charges and other fees	853	825	881	3,536	3,352
Loan servicing fees and other fees	417	403	393	1,725	1,550
Gain (loss) on investment in SBIC fund	87	(29)	(288)	(278)	(500)
Other income and fees	264	278	310	1,065	1,225
Total noninterest income	885	2,248	87	6,086	6,377
Noninterest expense
Salaries and employee benefits	10,392	10,168	9,659	40,223	38,906
Occupancy and equipment	2,129	2,143	2,179	8,591	8,675
Data processing	2,063	2,038	1,898	7,867	7,274
Other expense	1,582	1,597	2,240	7,174	9,278
Total noninterest expense	16,166	15,946	15,976	63,855	64,133
Income before provision for income taxes	9,474	6,738	8,088	32,617	32,120
Provision for income taxes	2,616	1,731	1,968	8,686	8,506
Net income	$6,858	$5,007	$6,120	$23,931	$23,614

Net income per common share:
Basic	$0.63	$0.46	$0.55	$2.18	$2.10
Diluted	0.63	0.46	0.55	2.18	2.10

Weighted average shares used to compute net income per common share:
Basic	10,896,681	10,929,779	11,123,944	10,990,547	11,262,409
Diluted	10,896,681	10,929,779	11,123,944	10,990,547	11,262,409

Comprehensive income
Net income	$6,858	$5,007	$6,120	$23,931	$23,614
Other comprehensive income:
Change in unrealized gain on available-for-sale securities	1,812	3,296	(2,517)	9,139	2,303
Deferred tax expense	(483)	(1,136)	679	(2,767)	(717)
Other comprehensive income (loss), net of tax	1,329	2,160	(1,838)	6,372	1,586
Comprehensive income	$8,187	$7,167	$4,282	$30,303	$25,200

BAYCOM CORP

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2025	2025	2024

Assets
Cash and due from banks	$26,785	$21,731	$23,138
Federal funds sold and interest-bearing balances in banks	179,729	206,715	340,894
Cash and cash equivalents	206,514	228,446	364,032
Time deposits in banks	—	—	249
Investment securities available-for-sale ("AFS"), at fair value, net of allowance for credit losses of $0 at December 31, 2025, September 30, 2025 and December 31, 2024	179,708	187,774	193,328
Equity securities, at fair value	12,554	13,307	13,120
Federal Home Loan Bank ("FHLB") stock, at par	11,524	11,524	11,313
Federal Reserve Bank ("FRB") stock, at par	7,722	9,657	9,645
Loans held for sale	1,316	421	2,216
Loans, net of deferred fees	2,066,336	2,042,337	1,952,896
Allowance for credit losses for loans	(21,210)	(20,800)	(17,900)
Premises and equipment, net	13,220	13,577	13,386
Core deposit intangible	1,745	1,945	2,693
Cash surrender value of bank owned life insurance policies, net	24,353	24,162	23,591
Right-of-use assets	12,665	13,476	13,383
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	38,392	39,123	43,718
Total Assets	$2,593,677	$2,603,787	$2,664,508

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$578,068	$618,055	$688,996
Interest-bearing deposits
Transaction accounts and savings	649,212	643,908	655,986
Premium money market	419,177	398,876	332,624
Time deposits	567,183	567,213	556,403
Total deposits	2,213,640	2,228,052	2,234,009
Junior subordinated deferrable interest debentures, net	8,726	8,706	8,645
Subordinated debt, net	—	—	63,736
Salary continuation plans	5,122	4,991	4,737
Lease liabilities	13,659	14,494	14,383
Interest payable and other liabilities	13,976	13,275	14,632
Total Liabilities	2,255,123	2,269,518	2,340,142

Shareholders’ Equity
Common stock, no par value	166,285	166,920	172,541
Accumulated other comprehensive loss, net of tax	(6,634)	(7,962)	(13,006)
Retained earnings	178,903	175,311	164,831
Total Shareholders’ Equity	338,554	334,269	324,366
Total Liabilities and Shareholders’ Equity	$2,593,677	$2,603,787	$2,664,508

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2025	2025	2024	2025	2024

Performance Ratios:
Return on average assets (1)	1.05%	0.75%	0.94%	0.92%	0.92%
Return on average equity (1)	8.23	5.99	7.55	7.18	9.88
Yield earned on average interest-earning assets (1)	5.53	5.49	5.50	5.48	5.40
Rate paid on average interest-bearing liabilities (1)	2.28	2.73	2.58	2.51	2.54
Interest rate spread - average during the period (1)	3.25	2.76	2.92	2.97	2.86
Net interest margin (1)	4.03	3.68	3.80	3.82	3.74
Loan to deposit ratio	93.35	91.66	87.42	93.35	87.42
Efficiency ratio (2)	62.44	62.15	67.52	63.51	65.76
Charge-offs (recoveries), net	$—	$833	$(3)	$948	$4,990

Per Share Data:
Shares outstanding at end of period	10,887,681	10,916,792	11,121,475	10,887,681	11,121,475
Average diluted shares outstanding	10,896,681	10,929,779	11,123,944	10,990,547	11,262,409
Diluted earnings per share	$0.63	$0.46	$0.55	$2.18	$2.10
Book value per share	31.10	30.62	29.17	30.61	29.17
Tangible book value per share (3)	27.37	26.88	25.43	27.37	25.43

Asset Quality Data:
Nonperforming assets to total assets (4)	0.52%	0.53%	0.36%
Nonperforming loans to total loans (5)	0.65%	0.68%	0.48%
Allowance for credit losses on loans to nonperforming loans (5)	157.78%	149.94%	189.08%
Allowance for credit losses on loans to total loans	1.03%	1.02%	0.92%
Classified assets (graded substandard and doubtful)	$49,537	$54,076	$32,716
Total accruing loans 30‑89 days past due	1,087	2,382	6,654
Total loans 90 days past due and still accruing	—	395	220

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	11.45%	10.88%	13.42%
Common equity tier 1 capital ratio — Bank (6)	13.84%	13.54%	16.94%
Tier 1 capital ratio — Bank (6)	13.84%	13.54%	16.94%
Total capital ratio — Bank (6)	14.87%	14.56%	17.86%
Equity to total assets — end of period	13.05%	12.84%	12.17%
Tangible equity to tangible assets — end of period (3)	11.67%	11.45%	10.78%

Loans:
Real estate	$1,872,239	$1,848,140	$1,767,148
Non-real estate	179,923	179,920	176,026
Nonaccrual loans	13,443	13,477	9,247
Mark to fair value at acquisition	87	146	326
Total Loans	2,065,692	2,041,683	1,952,747
Net deferred fees on loans	644	654	149
Loans, net of deferred fees	$2,066,336	$2,042,337	$1,952,896

Other Data:
Number of full-service offices	34	34	35
Number of full-time equivalent employees	327	334	324

(1)	Three-month period information is annualized
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations and are not required to be uniformly applied. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2025	2025	2024

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$338,554	$334,269	$324,366
less: Goodwill and other intangibles	40,583	40,783	41,531
Tangible equity and common shareholders’ equity (Non-GAAP)	$297,971	$293,486	$282,835

Total assets (GAAP)	$2,593,677	$2,603,787	$2,664,508
less: Goodwill and other intangibles	40,583	40,783	41,531
Total tangible assets (Non-GAAP)	$2,553,094	$2,563,004	$2,622,977

Equity to total assets (GAAP)	13.05%	12.84%	12.17%
Tangible equity to tangible assets (Non-GAAP)	11.67%	11.45%	10.78%
Book value per share (GAAP)	$31.10	$30.62	$29.17
Tangible book value per share (Non-GAAP)	$27.37	$26.88	$25.43

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp